	Contact:	Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS THIRD QUARTER RESULTS

Westwood, MA. November 2 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2006 increased 5% to $54,866,000, from $52,253,000 in the same period a year ago. For the nine months ended September 30, 2006, revenue increased 12% to $162,228,000, from $144,368,000 in the same period of the prior year.

Net income, computed in accordance with generally accepted accounting principles (“GAAP”) declined 10% to $5,201,000 for the third quarter, and GAAP earnings per fully diluted share declined 7% to $0.28 per fully diluted share, from $5,801,000, or $0.30 per fully diluted share, in the same quarter a year ago. For the nine months ended September 30, 2006, GAAP net income increased 2% to $13,651,000, from $13,422,000, and GAAP earnings per fully diluted share was $0.71, consistent with the same period of the prior year.

Excluding the effects of stock based compensation expense, pro forma net income for the third quarter declined 2% to $5,777,000, while pro forma earnings per fully diluted share increased 3% to $0.31 per fully diluted share. Pro forma net income for the nine months ended September 30, 2006, increased 15% to $15,645,000, and pro forma earnings per fully diluted share increased 13% to $0.81 per fully diluted share.

The third quarter earnings per fully diluted share included the impact of approximately $0.04 per diluted share primarily related to the favorable results of recently completed and pending tax audits.

GAAP operating income for the third quarter declined 18% to $7,179,000, from $8,761,000 for the same quarter a year ago. For the nine months ended September 30, 2006, GAAP operating income declined 5% to $19,393,000, compared to the same period a year ago. Excluding the effects of stock based compensation expense, pro forma operating income for the third quarter was $7,979,000, representing a decline of 10% compared to the same period last year. Pro forma operating income for the nine months ended September 30, 2006 was $22,213,000, representing an increase of 7% compared to the same period last year.

Gross margin dollars for the third quarter increased 3% to $29,664,000, compared to $28,686,000 for the same quarter last year, while gross margin as a percentage of revenue was 54%, as compared to 55% for the third quarter of 2005. For the nine months ended September 30, 2006, gross margin dollars increased 11% to $86,525,000 from $77,656,000 in the same period of the prior year, and gross margin as a percentage of revenue was 53%, as compared to 54% for the same period in 2005.

Third quarter domestic unit volume grew 12% compared to the same period a year ago. Domestic revenue in the third quarter increased 5% to $37,795,000 from $36,000,000 in the prior year. Domestic gross margin dollars grew 2% over the prior year and gross margin as a percentage of revenue was 55% compared to 57% for the third quarter of 2005.

International revenue in the third quarter grew 5% to $12,014,000, from $11,397,000 in the prior year, attributable to an 18% increase in unit volume. International gross margin dollars increased 8% compared to the same period a year ago, while gross margin as a percentage of revenue was 49% compared to 48% for the same period a year ago.

Boomerang Tracking had revenue of $5,057,000 compared to $4,856,000 for the same period of the prior year. Boomerang gross margin dollars grew 6% over the prior year, and gross margin as a percentage of revenue was 58%, as compared to 57% in the third quarter of 2005. Both the increases in revenue and gross margin are primarily due to the effects of foreign currency exchange.

In announcing the results, Joseph F. Abely, Chairman and Chief Executive Officer said, “Our financial results for the third quarter were disappointing. There were, however, many bright spots during the quarter including the continued strong performance of our international segment and our domestic rate of unit growth which, while below expectations, continued to significantly outpace industry automobile sales. Our quarter over quarter comparison continued to reflect the mix of our domestic sales shifting more towards national accounts, accounts doing bulk installations and accounts certified to do their own installations. Our third quarter results also reflect the planned significant investments in our business to build out the LoJack operation in Italy, develop our new domestic markets and roll out the motorcycle product, which all will serve to drive long term growth.

“Product sales to national, bulk install and certified dealer accounts, which have been important elements of our growth strategy, reduce our average revenue per unit. Recognizing this dynamic, we have been refining our installation model and have been able to mitigate some of the impact of the reduction in average revenue per unit through installation efficiencies. Our progress in the quarter is highlighted by the fact that our gross margin as a percentage of revenue was down less than one percentage point over the prior year, despite significant changes in mix. While we have made progress over the last several quarters, we recognize the need to continue to bring our historical cost structure more in line with our national accounts, bulk installation and certified dealer installation programs.

“Although our unit volume in the domestic automotive channel did not meet our expectations in the quarter, we did make progress in aligning our business with those brands which are rapidly increasing their share of the U.S. automobile market. Our growth with many of the dealerships selling these brands is already quite strong, and we believe there is still a significant opportunity for incremental revenue and unit growth.

“Reflected in the third quarter results, are significant investments for the long term which include developing our new domestic markets, introducing the motorcycle product throughout the U.S. and building out the LoJack operation in Italy.

“We anticipate that our business for the fourth quarter will return to double-digit revenue growth. However, we do not expect to be able to recoup the lost revenue from the third quarter. Additionally, our results for the fourth quarter will be impacted by our previously announced investment in SC-integrity. As a result, it is now our expectation that for the year revenue will grow by 11% to 12% compared to the prior year, and GAAP earnings will be $0.95 to $0.97 per fully diluted share. The earnings per share guidance includes the effect of stock based compensation expense that equates to approximately $0.10 per fully diluted share for the year. Additionally, we expect gross margin as a percentage of revenue to be approximately 54%. We remain very positive about the long term strength of our business model and the opportunities for continued profitable growth.”

For the nine months ending September 30, 2006, the company has repurchased approximately 1,294,000 shares at an average price of $19.67. In February of this year LoJack announced a stock repurchase program, which authorized the repurchase of up to 2,000,000 shares of the company’s common stock over the next two years. At September 30, 2006, approximately 755,000 shares of LoJack common stock remain authorized for repurchase under this program.

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 26 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 28 countries throughout Europe, Africa and Latin America. Boomerang

Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EST, Thursday, November 2, 2006, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, operating income and earnings per diluted share, in each case excluding the impact of stock based compensation expense. The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results and future prospects, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis, with respect to stock based compensation expenses. LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management in their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Although non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully integrate businesses that we acquire, changes in tax laws and tax treaties, and the company’s ability to successfully expand our operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation
Condensed Income Statement Data
(Dollars in thousands except share and per share amounts)

	Three Months Ended September 30,
	2006	2005
	(unaudited)

Revenues	$54,866	$52,253
Gross margin	29,664	28,686
Product development	1,280	1,247
Sales & marketing	12,198	10,776
General and administrative	7,361	6,390
Depreciation and amortization	1,646	1,512
Operating income	7,179	8,761
Other income, net	76	136
Pre-tax income	7,255	8,897
Net income	5,201	5,801

Diluted earnings per share	$0.28	$0.30
Weighted average fully diluted common
shares outstanding	18,820,793	19,495,412

	Nine Months Ended September 30,
	2006	2005
	(unaudited)

Revenues	$162,228	$144,368
Gross margin	86,525	77,656
Product development	4,278	3,732
Sales & marketing	35,133	29,828
General and administrative	22,789	19,320
Depreciation and amortization	4,932	4,312
Operating income	19,393	20,464
Other income, net	389	661
Pre-tax income	19,782	21,125
Net income before minority interest	13,569	13,422
Minority interest	82	-
Net income	13,651	13,422

Diluted earnings per share	$0.71	$0.71
Weighted average fully diluted common
shares outstanding	19,340,290	18,985,178

LoJack Corporation
Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets

Current assets:
Cash and short term investments	$43,299	$47,608
Accounts receivable, net	39,510	33,430
Inventories, net	17,322	17,952
Deferred taxes and other assets	10,215	12,451

Total current assets	110,346	111,441

Property and equipment, net	21,104	18,105
Intangible assets, net	7,019	7,628
Goodwill	48,456	46,303
Deferred taxes and other assets	9,882	8,086

Total assets	$196,807	$191,563

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
and short-term borrowings	$8,883	$5,274
Accounts payable	8,367	9,231
Accrued and other liabilities	8,723	4,350
Deferred revenue	20,128	18,856
Accrued compensation	4,791	6,390

Total current liabilities	50,892	44,101

Deferred revenue	28,596	25,733

Deferred income taxes	2,381	2,503

Long-term debt and
accrued expenses	12,098	14,970

Total liabilities	93,967	87,307

Minority interest	--	278

Stockholders’ equity	102,840	103,978

Total liabilities and
Stockholders’ equity	$196,807	$191,563

LoJack Corporation
GAAP to Non-GAAP Reconciliation
(Dollars in thousands except per share amounts)

Operating Income
Three Months Ended September 30,

	2006	2005

Operating income, as reported	$7,179	$8,761
Stock based compensation	800	137
Non-GAAP Operating Income	$7,979	$8,898

Nine Months Ended September 30,

	2006	2005

Operating income, as reported	$19,393	$20,464
Stock based compensation	2,820	323
Non-GAAP Operating Income	$22,213	$20,787

Net Income and Fully Diluted Earnings Per Share
Three Months Ended September 30,

	2006		2005
		Diluted EPS		Diluted EPS
Net income, as reported	$5,201	$0.28	$5,801	$0.30
Stock based compensation, net of tax	576	0.03	85	--
Non-GAAP Net Income	$5,777	$0.31	$5,886	$0.30

Nine Months Ended September 30,

	2006		2005
		Diluted EPS		Diluted EPS
Net income, as reported	$13,651	$0.71	$13,422	$0.71
Stock based compensation, net of tax	1,994	0.10	198	0.01
Non-GAAP Net Income	$15,645	$0.81	$13,620	$0.72

Included in pretax stock based compensation expense for the nine months ended September 30, 2006, is $446 relating to modifications of stock option agreements arising from severance activity in the first quarter of 2006.

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516-671-8582)